EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (filed May 25, 2007) of Safety Components International, Inc. of our report dated March 15, 2006, except for Notes 4, 6, 13, 14 and 15 as to which the date is April 12, 2007, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K.

Spartanburg, South Carolina

May 25, 2007